UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________________________________________________________________

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 3, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1650
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant’s telephone number, including area code)

______________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 3, 2015, the audit committee (the “Audit Committee”) of the board of directors (the “Board”) of Lilis Energy, Inc. (the “Company”) and management of the Company concluded, after discussion with the Company’s current and former independent public accounting firms, that the financial statements contained in the Company’s quarterly reports on Form 10-Q for the third quarter of 2013 and the first and second quarters of 2014 should no longer be relied upon as a result of certain errors in the Company’s financial statements related to the valuation of the Company’s convertible debenture conversion derivative liability of the 8% Senior Secured Convertible Debentures (the “Debentures”).

As previously disclosed, the Company has historically engaged a third party valuation expert to complete a valuation of the conversion liability attributable to the Debentures. However, it has come to the Company’s attention that the calculation of the conversion liability included in the Company’s financial statements for the periods ended December 31, 2011, December 31, 2012, December 31, 2013, as well as March 31, 2014 and June 30, 2014 (together, the “Relevant Periods”), only included the value of the price protection (anti-dilution) feature, when it should have included both the conversion option and the price protection embedded in the Debentures. The changes in the value of the derivative resulted in non-cash charges to the financial statements. While the Company has determined that the effect of this non-cash error on its annual financial statements for the fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013 was not material under applicable guidance, the Company has determined that the impact of these non-cash items in its quarterly financial statements for the fiscal quarters ended September 30, 2013, March 31, 2014 and June 30, 2014 was sufficiently material to warrant restatement of the financial results contained in the Company’s Quarterly Reports on Form 10-Q for those periods.

As previously disclosed, the Company is required by NASDAQ to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the “Q3 10-Q”) no later than February 17, 2015. The Company expects to restate the financial results contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (together, the “Restated Reports”) prior to filing its Q3 10-Q, and in any case no later than February 17, 2015.

At this time, the Company believes that the adjustments necessary to make these corrections to the Relevant Periods will have no effect on previously reported cash and cash equivalents or cash flow from operations. The estimated impact of the restatements is expected to increase total shareholders’ equity from the previously filed reports by approximately $0.3 million for the quarter ended September 30, 2013 resulting in total shareholders’ equity of approximately $7.7 million as of that date. The estimated impact of the restatements is expected to decrease total stockholders’ equity from the previously filed reports by approximately $4.8 million for the quarter ended March 31, 2014, resulting in total shareholders’ equity of approximately $13.1 million as of that date. The estimated impact of the restatements is expected to decrease total stockholders’ equity from the previously filed reports by approximately $0.7 million for the quarter ended June 30, 2014, resulting in total shareholders’ equity of approximately $20.0 million as of that date. In addition, the restatements are expected to reflect an increase in net loss of approximately $0.8 million and $0.4 million for the three and nine months ended September 30, 2013, respectively, an increase in net loss of approximately $10.3 million for the three months ended March 31, 2014, an increase in net loss of approximately $6.1 million for the six months ended June 30, 2014, and a decrease in net loss of approximately $4.1 million for the three months ended June 30, 2014. The Company has determined that the impact of the correction to stockholders equity and net income for the quarter ended March 31, 2013 and for the quarter and six month period ended June 30, 2013, as well as for the years ended December 31, 2011, 2012 and 2013, are not material. However, the Company has determined that it will record such corrections in the amended quarterly filings for the September 30, 2013, March 31, 2014 and June 30, 2014 periods, and its annual report for the year ended December 31, 2014. This summary does not purport to be complete, and is qualified in its entirety by the disclosure to be included in the Restated Reports.

Statements in this Current Report on Form 8-K relating to the Company’s expectations and beliefs are forward-looking, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current beliefs and expectations and are subject to significant risks and uncertainties. The forward-looking statements provide current expectations of future events and determinations and are not guarantees of future events and determinations, nor should they be relied upon as representing the Company’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual future events and determinations may differ materially from those presented, either expressed or implied, in this Form 8-K. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission and is available on the Company’s website (www.lilisenergy.com) and on the Securities and Exchange Commission’s website (www.sec.gov). The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Item 8.01 Other Events.

On February 2, 2015, the Company changed the address of its principal offices to 216 16th Street, Suite 1350, Denver, Colorado 80202.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2015	LILIS ENERGY, INC.

	By:	/s/ Eric Ulwelling
Chief Financial Officer